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[DAIN RAUSCHER LOGO]                                   NEWS
                                                       RELEASE


                   DAIN RAUSCHER TO TAKE $10.6 MILLION CHARGE
                             RELATED TO ARBITRATION

MINNEAPOLIS (Dec. 10, 1999)-Dain Rauscher Corporation (NYSE: DRC) today announced that it expects to take a $10.6 million after tax charge (78 cents per diluted share) to its fourth-quarter 1999 earnings related to an NASD arbitration panel decision it received late today.

     The arbitration panel's decision was related to a case filed against Dain Rauscher by John G. Kinnard and Company, a Minneapolis brokerage firm, related to Dain Rauscher's recruitment of 18 Kinnard investment executives over a period of 18 months. It included $7 million in compensatory damages, $7 million in punitive damages and $2.6 million in individual awards.

     "We strongly disagree with the panel's decision" said Irving Weiser, chairman, president and chief executive officer of Dain Rauscher. "Our recruitment efforts were in line with industry standards. We plan to appeal the decision."

     Dain Rauscher Corporation is one of the nations's largest full-service securities firms with 1,300 private client and institutional investment executives and 3,600 employees. Founded in 1909, the Minneapolis-based securities firm serves individual investors predominantly in the western half of the United States, and capital markets and correspondent clients in select markets throughout the nation. The company's broker-dealer, Dain Rauscher Incorporated, is a member of the New York Stock Exchange and other major securities exchanges, as well as the Securities Investor Protection Corp. The company's common stock trades on the NYSE under the symbol DRC. Its headquarters are at Dain Rauscher Plaza, 60 S. Sixth St., Minneapolis, Minnesota, 55402-4422.


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CONTACT:  Jennifer Driscoll, (612) 373-1647, or jdriscoll@dainrauscher.com
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